Evolution Petroleum Reports Third Quarter Fiscal 2024 Results and Declares Quarterly Cash Dividend for the Fiscal 2024 Fourth Quarter

HOUSTON, TX — May 7, 2024 (GLOBE NEWSWIRE) — Evolution Petroleum Corporation (NYSE American: EPM) ("Evolution" or the "Company") today announced its financial and operating results for its fiscal third quarter ended March 31, 2024 ("fiscal Q3" or the "current quarter"). Evolution also declared a quarterly cash dividend of $0.12 per common share for the fiscal 2024 fourth quarter.

Key Highlights

●	Closed previously announced SCOOP/STACK acquisitions in February, adding production of ~1,550 barrels of oil equivalent per day (“BOEPD”) on a pro forma basis if the acquisitions had closed at the beginning of the current quarter, and increasing average production for the quarter by ~835 BOEPD.
●	SCOOP/STACK acquisitions added ~300 gross undeveloped locations (average working interest of approximately 3%), 21 of which were drilled and uncompleted wells (“DUC") to be completed at the sellers’ expense. Evolution also elected to participate in 15 wells, 13 of which were spudded by quarter-end.
o	19 of the SCOOP/STACK DUC’s were completed by quarter-end with results meeting or exceeding expectations for the wells for which data is available, maintaining pro forma field production for the quarter roughly flat to the production rate as of the 11/1/2023 effective date.
●	Achieved results that met or exceeded expectations on the initial three wells, out of 82 gross locations, in the Chaveroo oilfield.
o	All three wells achieved peak production rates at between approximately 300 and 375 gross barrels gross BOEPD per well (~80% oil).
o	Flatter-than-expected declines have yielded an average of over 750 gross BOEPD for the last 30 days.
o	Net to the Company's ownership, the wells contributed ~290 BOEPD on a pro forma basis if the wells had come online at the beginning of the quarter, increasing average production for the quarter by ~187 BOEPD.
●	Achieved highest ever Company oil production of ~2,200 barrels of oil per day for the current quarter.
●	Fiscal Q3 production increased 14% from the prior quarter to 7,209 net BOEPD with oil increasing 27% and natural gas and NGLs each increasing ~10%, with drilling results and the contribution of the acquisitions more than offsetting normal declines, maintenance and weather-related downtime.
●	Reported current quarter revenue of $23.0 million and net income of $0.3 million, or $0.01 per diluted share, and adjusted net income(1) of $1.0 million, or $0.03 per diluted share.
●	Generated adjusted EBITDA(2) of $8.5 million for fiscal Q3 (up 24% from fiscal Q2).
●	Paid quarterly dividends of $0.12 per common share and repurchased $0.8 million of common shares under previously announced share repurchase plan.

Kelly Loyd, President and Chief Executive Officer, commented, "Our Company's strong financial results this quarter demonstrate the effectiveness of our strategy to maximize shareholder returns while maintaining a rock-solid balance sheet. We have added scale, diversification, and investment flexibility to our portfolio.  The  production for a portion of the quarter from our SCOOP/STACK acquisitions and the incremental production from 19 newly drilled SCOOP/STACK wells, as well as production from the initial three wells at Chaveroo, were instrumental to our

(1)	Adjusted net income is a non-GAAP financial measure, see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.
(2)

Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Reconciliation” tables later in this release for more information on the most comparable GAAP measures.

performance this quarter. Chaveroo and SCOOP/STACK not only bolstered our quarterly average production by more than 1,000 BOEPD but were also key to the impressive 27% increase in quarter over quarter crude oil production. Our ability to swiftly integrate these assets and capitalize on their continued development potential is a clear indication of Evolution's agility and strategic execution. The positive results from these acquisitions and our substantial inventory of drilling locations brings into focus how  the organic growth piece of our model is, and will continue to be, an excellent complement to our producing assets and our accretive acquisition strategy for many years to come.

Mr. Loyd concluded, "We remain steadfast in our commitment to delivering long-term total returns to our shareholders. This is evident in our 42nd consecutive quarterly dividend payout in March, which was maintained at $0.12 per share.  We are pleased to announce that we will continue this trend by paying our 43rd consecutive dividend at $0.12 per share (our 8th consecutive at this rate) on June 28th, highlighting our commitment to, and belief in, consistency and stability. As we continue to execute our plan and deliver long-term total returns to our shareholders, we are confident that our disciplined and strategic approach will continue to drive our success and position us for sustained growth in the future."

Cash Dividend on Common Stock

On May 6, 2024, Evolution's Board of Directors declared a cash dividend of $0.12 per share, which will be paid on June 28, 2024, to common stockholders of record on June 14, 2024. This will be the Company's 43rd consecutive quarterly cash dividend since December 31, 2013. To date, Evolution has returned approximately $114.4 million, or $3.45 per share, back to stockholders in common stock dividends. Maintaining and ultimately growing the common stock dividend remains a key Company priority.

Financial and Operational Results for the Quarter Ended March 31, 2024

($ in millions)	3Q24	2Q24	% Change vs 2Q24
Average BOEPD	7,209	6,304	14%
Revenues ($M)	$23,025	$21,024	10%
Net Income ($M)	$289	$1,082	(73)%
Adjusted Net Income(1) ($M)	$978	$1,082	(10)%
Adjusted EBITDA(2) ($M)	$8,476	$6,832	24%

(1)	Adjusted net income is a non-GAAP financial measure, see “Non-GAAP Information” section later in this release for more information including reconciliations to the most comparable GAAP measures.
(2)	Adjusted EBITDA is Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization and is a non-GAAP financial measure; see the “Non-GAAP Information” section later in this release for more information, including reconciliations to the most comparable GAAP measures.

Total production for the third quarter of fiscal 2024 was 7,209 net BOEPD, including 2,187 barrels per day ("BOPD") of crude oil; 23,242 thousand cubic feet per day ("MCFPD"), or 3,879 BOEPD, of natural gas; and 1,143 BOEPD of natural gas liquids ("NGLs"). The closing of the SCOOP/STACK acquisitions in mid-February and the first production in early February from the initial three wells in the Chaveroo oilfield collectively contributed to operating results for the current quarter, increasing average production for the quarter by approximately 1,020 BOEPD.

●	Oil increased 27% from 1,728 BOPD in fiscal Q2, attributable to production from the Chaveroo oilfield and SCOOP/STACK acquisitions, which increased production by ~500 BOPD combined. This increase was partially offset by decreased production at Delhi and the Williston Basin, primarily due to cold weather downtime in January 2024.
●	Natural gas production increased by 10% from 21,207 MCFPD, or 3,533 BOEPD, in the prior quarter, primarily due to the addition of ~2,350 MCFPD from the SCOOP/STACK acquisitions. This increase was partially offset by natural decline in production and from downtime at the Barnett Shale, which was impacted by the winter storm in January 2024.
●	NGL production increased 10% from 1,043 BOEPD, primarily due to ~110 BOEPD of additional production from the SCOOP/STACK acquisitions.

Evolution reported $23.0 million in total revenue for the current quarter, a 10% increase from the prior quarter. Oil revenue increased 24% from the prior quarter to $14.5 million due to a 25% increase in sales volumes, while realized commodity pricing decreased minimally. The increase in sales volume was primarily from the SCOOP/STACK acquisitions and new production from the Chaveroo oilfield. Natural gas revenue decreased 10% from the prior quarter to $5.9 million due to a 17% decrease in realized commodity pricing, partially offset by an 8% increase in sales volumes. The decrease in realized commodity pricing was related to the overall decrease in natural gas prices as well as the decreased benefit of natural gas price differentials received during the winter at the Jonah Field, where the Company realized an average natural gas price of $3.94 per MCF during the quarter compared to $4.87 per MCF in the prior quarter. NGL revenue decreased 4% to $2.6 million, primarily due to an 11% decrease in realized pricing, partially offset by an 8% increase in sales volumes. The average realized price per BOE (excluding the impact of derivative contracts) decreased 3% to $35.10 compared to $36.25 in the prior quarter.

Lease operating costs ("LOE") increased marginally to $12.6 million in the current quarter compared to $12.4 million in the prior quarter due primarily to LOE costs added as a result of new production from the SCOOP/STACK acquisitions and the Chaveroo oilfield, partially offset by decreases in CO2 purchases at Delhi. On a per unit basis, total LOE decreased 10% from $21.31 per BOE in the prior quarter to $19.24 in the current quarter.

Depletion, depreciation, and accretion expense was $5.9 million compared to $4.6 million in the prior quarter. On a per BOE basis, the Company's current quarter depletion rate of $8.43 per BOE increased from $7.31 per BOE in the prior period due to an increase in the depletable base due to the SCOOP/STACK acquisitions and capital expenditures since the prior quarter.

General and administrative (“G&A”) expenses, including stock-based compensation, decreased slightly in the current quarter to $2.4 million from $2.5 million in the prior quarter. The decrease was primarily due to salary expenses associated with actual and estimated annual incentive compensation reflected in the prior quarter. On a per BOE basis, G&A expenses, including stock-based compensation, for the current quarter was $3.69 versus $4.31 for the preceding quarter.

Net income for the current quarter was $0.3 million, or $0.01 per diluted share, compared to $1.1 million, or $0.03 per diluted share, in the prior quarter. As mentioned above, during the quarter we closed our SCOOP/STACK acquisitions and funded the acquisitions with cash on hand and borrowings under our Senior Credit Facility.  During the quarter, we also entered into derivative contracts to hedge a portion of our production and to comply with hedging requirements under our Senior Secured Credit Facility. The increase in commodity prices since entering into the hedges and the continued increase in forward commodity prices resulted in a net loss on derivative contracts of $1.2 million ($0.1 million realized loss and $1.1 million unrealized loss). Excluding the impact of unrealized losses, adjusted net income was $1.0 million, or $0.03 per diluted share, compared to $1.1 million, or $0.03 per diluted share in the prior quarter. Adjusted EBITDA was $8.5 million for the current quarter compared to $6.8 million in the prior quarter. On a per BOE basis, Adjusted EBITDA was $12.92 for the current quarter versus $11.78 for the preceding quarter.

Operations Update

As previously stated, the Company closed the acquisitions of non-operated working interests in the SCOOP/STACK on February 12, 2024 and the assets only contributed revenue and production for 49 days of the 91 day quarter. For the 49 days and fiscal Q3, net production there was 76 MBOE, including 30 MBBL of oil, 10 MBBL of natural gas liquids and 214 MMCF of natural gas. Average realized prices recognized for the SCOOP/STACK assets were $78.71 per BBL for oil and $2.11 per MCF for natural gas. Since the effective date of the acquisitions, 19 of 21 gross (0.48 of 0.50 net) DUC wells have been converted to proved developed producing (“PDP”) at the seller's expense and for our benefit. Additionally, we have agreed to participate in 15 gross (0.2 net) new horizontal wells across the acreage, 13 of which are currently in progress. Based on limited information, the completed wells have so far met or exceeded expectations.

In the Chaveroo oilfield, the first production on the initial three wells in the first development block began in early February with production ramping up as frack fluid was recovered. Based on the results to date, the wells have met or exceeded the pre-drill production estimates and contributed 17 MBOE for a portion of fiscal Q3, including 15 MBBL of oil. Evolution plans to participate for its full 50% working interest in four horizontal well locations in Drilling Block 2. These operations are expected to begin in fiscal Q1 of 2025. The Company has preliminarily agreed to six additional horizontal well locations in Drilling Block 3 that are estimated to begin in fiscal Q4 of 2025. The Company also expects to systematically participate in future development blocks, holding rights to over 69 additional horizontal well locations in aggregate. Future acreage costs are fixed at $36,000 per additional net horizontal well, spaced at approximately 160 gross acres per well.

At Jonah Field, the Company realized natural gas prices of $3.94 per MCF in the current quarter, a premium of $1.81 per MCF over the average Henry Hub price. Jonah Field continues to perform well, realizing a premium price selling into West Coast markets.

Williston Basin production slightly increased due to increased gas sales from the ONEOK Grassland System which came back online during the quarter, offset by downtime associated with the winter storm.

Production from the Barnett Shale was impacted during the quarter due to the winter storm in January. Subsequently, the Barnett Shale has resumed operations and returned production to its historical decline rate. Due to lower realized natural gas prices, low marginal wells remained shut-in, and the operator is working to further reduce operating expenses.

Production at Hamilton Dome during the current quarter was slightly impacted by workover projects at the beginning of the quarter. Overall, Hamilton Dome continues to perform strongly.

At Delhi, production was affected during the quarter by winter storms that impacted oil production and repeated downtime from rental turbine failures impacting NGL production, both of which were resolved by the end of the quarter.  The CO2 purchase pipeline was taken offline for preventative maintenance at the end of February and the operator anticipates resuming CO2 purchases in June 2024. The field continues to recycle and inject CO2, the bulk of injected CO2 volumes, therefore the Company does not anticipate a significant temporary production impact. The operator continues to review the field to identify additional projects to improve production and cash flow including the Phase V development.

Balance Sheet, Liquidity, and Capital Spending

On March 31, 2024, cash and cash equivalents totaled $3.1 million, and working capital was $7.6 million. Evolution had $42.5 million of borrowings outstanding under its revolving credit facility and total liquidity of $10.6 million, including cash and cash equivalents.

In fiscal Q3, Evolution paid $4.0 million in common stock dividends, $0.8 million for common stock repurchases, $43.8 million upon closing the SCOOP/STACK acquisitions, and incurred $7.0 million in capital expenditures. The Company borrowed $42.5 million under its revolving credit facility to fund the SCOOP/STACK acquisitions. The Company has recorded interim purchase price reductions totaling $3.3 million related to net cash flows received from the SCOOP/STACK properties for a portion of the period between the effective date of November 1, 2023 and the closing date. These purchase price reductions were accrued as a receivable on the balance sheet at March 31, 2024. Evolution expects to receive the remaining net cash flows at the final post-closing settlement occurring during the fourth quarter of fiscal 2024.

For fiscal year 2024, the Company expects capital expenditures to be in the range of $10.0 million to $12.0 million, which excludes any completed or potential acquisitions. The anticipated remaining capital expenditures for fiscal year 2024 include capital projects associated with the properties acquired in the SCOOP/STACK acquisitions and other capital and maintenance projects at the other asset areas. Evolution believes its near-term capital spending requirements will be funded from cash flows from operations, current working capital, and borrowings, as needed, under the revolving credit facility without exceeding the targeted debt level of one times pro forma annual adjusted EBITDA.

Conference Call

As previously announced, Evolution Petroleum will host a conference call on May 8, 2024, at 10:00 a.m. Central Time to review its third quarter fiscal 2024 financial and operating results. To join by phone, please dial (844) 481-2813 (Toll-free) or (412) 317-0677 (International) and ask to join the Evolution Petroleum Corporation call. To join online via webcast, click the following link: https://event.choruscall.com/mediaframe/webcast.html?webcastid=gRhkzT9R.

A webcast replay will be available through May 8, 2025, via the webcast link above and on Evolution's website at www.ir.evolutionpetroleum.com.

About Evolution Petroleum

Evolution Petroleum Corporation is an independent energy company focused on maximizing total shareholder returns through the ownership of and investment in onshore oil and natural gas properties in the U.S. The Company aims to build and maintain a diversified portfolio of long-life oil and natural gas properties through acquisitions, selective development opportunities, production enhancements, and other exploitation efforts. Properties include non-operated interests in the following areas: the SCOOP/STACK plays of the Anadarko Basin located in central Oklahoma; the Chaveroo oilfield located in Chaves and Roosevelt Counties, New Mexico; the Jonah Field in Sublette County, Wyoming; the Williston Basin in North Dakota; the Barnett Shale located in North Texas; the Hamilton Dome Field located in Hot Springs County, Wyoming; the Delhi Holt-Bryant Unit in the Delhi Field in Northeast Louisiana; as well as small overriding royalty interests in four onshore Texas wells. Visit www.evolutionpetroleum.com for more information.

Cautionary Statement

All forward-looking statements contained in this press release regarding the Company's current expectations, potential results, and future plans and objectives involve a wide range of risks and uncertainties. Statements herein using words such as "believe," "expect," "plans," "outlook," "anticipate,” "should," "will," and words of similar meaning are forward-looking statements. Although the Company's expectations are based on business, engineering, geological, financial, and operating assumptions that it believes to be reasonable, many factors could cause actual results to differ materially from its expectations and can give no assurance that its goals will be achieved. These factors and others are detailed under the heading "Risk Factors" and elsewhere in our periodic documents filed with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statement.

Investor Relations

(713) 935-0122

info@evolutionpetroleum.com

Evolution Petroleum Corporation

Condensed Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2024	2023	2023	2024	2023
Revenues
Crude oil	$14,538	$11,799	$11,759	$38,913	$40,062
Natural gas	5,860	21,598	6,531	17,943	58,816
Natural gas liquids	2,627	3,470	2,734	7,794	11,462
Total revenues	23,025	36,867	21,024	64,650	110,340
Operating costs
Lease operating costs	12,624	13,570	12,358	36,865	47,727
Depletion, depreciation, and accretion	5,900	3,383	4,598	14,760	10,439
General and administrative expenses	2,417	2,267	2,502	7,522	7,320
Total operating costs	20,941	19,220	19,458	59,147	65,486
Income (loss) from operations	2,084	17,647	1,566	5,503	44,854
Other income (expense)
Net gain (loss) on derivative contracts	(1,183)	270	—	(1,183)	513
Interest and other income	63	13	104	283	26
Interest expense	(518)	(32)	(34)	(584)	(404)
Income (loss) before income taxes	446	17,898	1,636	4,019	44,989
Income tax (expense) benefit	(157)	(3,941)	(554)	(1,174)	(9,938)
Net income (loss)	$289	$13,957	$1,082	$2,845	$35,051
Net income (loss) per common share:
Basic	$0.01	$0.42	$0.03	$0.09	$1.04
Diluted	$0.01	$0.41	$0.03	$0.08	$1.04
Weighted average number of common shares outstanding:
Basic	32,702	33,013	32,693	32,692	33,108
Diluted	32,854	33,156	32,900	32,920	33,291

Evolution Petroleum Corporation

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands, except share and per share amounts)

	March 31, 2024	June 30, 2023
Assets
Current assets
Cash and cash equivalents	$3,067	$11,034
Receivables from crude oil, natural gas, and natural gas liquids revenues	13,368	7,884
Derivative contract assets	347	—
Prepaid expenses and other current assets	6,275	2,277
Total current assets	23,057	21,195
Property and equipment, net of depletion, depreciation, and impairment
Oil and natural gas properties—full-cost method of accounting:
Oil and natural gas properties, net—full-cost method of accounting, of which none were excluded from amortization	142,157	105,781

Other assets	1,318	1,341
Total assets	$166,532	$128,317
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$8,096	$5,891
Accrued liabilities and other	5,985	6,027
Derivative contract liabilities	1,410	—
State and federal taxes payable	—	365
Total current liabilities	15,491	12,283
Long term liabilities
Senior secured credit facility	42,500	—
Deferred income taxes	6,927	6,803
Asset retirement obligations	18,079	17,012
Operating lease liability	79	125
Total liabilities	83,076	36,223
Commitments and contingencies
Stockholders' equity
Common stock; par value $0.001; 100,000,000 shares authorized: issued and outstanding 33,359,854 and 33,247,523 shares as of March 31, 2024
and June 30, 2023, respectively	33	33
Additional paid-in capital	40,652	40,098
Retained earnings	42,771	51,963
Total stockholders' equity	83,456	92,094
Total liabilities and stockholders' equity	$166,532	$128,317

Evolution Petroleum Corporation

Condensed Consolidated Statements of Cash Flows (Unaudited)

(In thousands)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2024	2023	2023	2024	2023
Cash flows from operating activities:
Net income (loss)	$289	$13,957	$1,082	$2,845	$35,051
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depletion, depreciation, and accretion	5,900	3,383	4,598	14,760	10,439
Stock-based compensation	549	453	564	1,585	1,155
Settlement of asset retirement obligations	(19)	(48)	—	(19)	(119)
Deferred income taxes	766	255	(567)	124	(100)
Unrealized (gain) loss on derivative contracts	1,063	195	—	1,063	(1,994)
Accrued settlements on derivative contracts	94	(211)	—	94	(1,130)
Other	(3)	1	3	—	(3)
Changes in operating assets and liabilities:
Receivables from crude oil, natural gas, and natural gas liquids revenues	(2,495)	8,370	447	(4,734)	16,483
Prepaid expenses and other current assets	(1,151)	(664)	(443)	(1,425)	(980)
Accounts payable and accrued liabilities	(1,629)	(2,748)	2,123	814	(8,146)
State and federal income taxes payable	—	1,007	(753)	(365)	1,063
Net cash provided by operating activities	3,364	23,950	7,054	14,742	51,719
Cash flows from investing activities:
Acquisition of oil and natural gas properties	(43,788)	—	—	(43,788)	(31)
Capital expenditures for oil and natural gas properties	(2,648)	(1,348)	(3,878)	(8,353)	(4,234)
Net cash used in investing activities	(46,436)	(1,348)	(3,878)	(52,141)	(4,265)
Cash flows from financing activities:
Common stock dividends paid	(4,003)	(4,029)	(4,021)	(12,037)	(12,114)
Common stock repurchases, including stock surrendered for tax withholding	(818)	(3,896)	(108)	(1,031)	(3,983)
Borrowings under senior secured credit facility	42,500	—	—	42,500	—
Repayments of senior secured credit facility	—	—	—	—	(21,250)
Net cash (used in) provided by financing activities	37,679	(7,925)	(4,129)	29,432	(37,347)
Net increase (decrease) in cash and cash equivalents	(5,393)	14,677	(953)	(7,967)	10,107
Cash and cash equivalents, beginning of period	8,460	3,710	9,413	11,034	8,280
Cash and cash equivalents, end of period	$3,067	$18,387	$8,460	$3,067	$18,387

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted EBITDA (Unaudited)

(In thousands)

Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures that are used as supplemental financial measures by our management and by external users of our financial statements, such as investors, commercial banks, and others, to assess our operating performance as compared to that of other companies in our industry, without regard to financing methods, capital structure, or historical costs basis. We use these measures to assess our ability to incur and service debt and fund capital expenditures. Our Adjusted EBITDA and Net income (loss) and earnings per share, excluding selected items, should not be considered alternatives to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted EBITDA and Net income (loss) and earnings per share excluding selected items in the same manner.

We define Adjusted EBITDA as net income (loss) plus interest expense, income tax expense (benefit), depreciation, depletion, and accretion (DD&A), stock-based compensation, ceiling test impairment, and other impairments, unrealized loss (gain) on change in fair value of derivatives, and other non-recurring or non-cash expense (income) items.

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2024	2023	2023	2024	2023
Net income (loss)	$289	$13,957	$1,082	$2,845	$35,051
Adjusted by:
Interest expense	518	32	34	584	404
Income tax expense (benefit)	157	3,941	554	1,174	9,938
Depletion, depreciation, and accretion	5,900	3,383	4,598	14,760	10,439
Stock-based compensation	549	453	564	1,585	1,155
Unrealized loss (gain) on derivative contracts	1,063	195	—	1,063	(1,994)
Severance	—	—	—	—	74
Transaction costs	—	—	—	—	345
Adjusted EBITDA	$8,476	$21,961	$6,832	$22,011	$55,412

Evolution Petroleum Corporation

Non-GAAP Reconciliation – Adjusted Net Income (Unaudited)

(In thousands, except per share amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2024	2023	2023	2024	2023
As Reported:
Net income (loss), as reported	$289	$13,957	$1,082	$2,845	$35,051

Impact of Selected Items:
Unrealized loss (gain) on commodity contracts	1,063	195	—	1,063	(1,994)
Severance	—	—	—	—	74
Transaction costs	—	—	—	—	345
Selected items, before income taxes	$1,063	$195	$—	$1,063	$(1,575)
Income tax effect of selected items(1)	374	40	—	311	(343)
Selected items, net of tax	$689	$155	$—	$752	$(1,232)

As Adjusted:
Net income (loss), excluding selected items(2)	$978	$14,112	$1,082	$3,597	$33,819

Undistributed earnings allocated to unvested restricted stock	(21)	(256)	(24)	(73)	(497)
Net income (loss), excluding selected items for earnings per share calculation	$957	$13,856	$1,058	$3,524	$33,322

Net income (loss) per common share — Basic, as reported	$0.01	$0.42	$0.03	$0.09	$1.04
Impact of selected items	0.02	—	—	0.02	(0.03)
Net income (loss) per common share — Basic, excluding selected items(2)	$0.03	$0.42	$0.03	$0.11	$1.01

Net income (loss) per common share — Diluted, as reported	$0.01	$0.41	$0.03	$0.08	$1.04
Impact of selected items	0.02	0.01	—	0.03	(0.04)
Net income (loss) per common share — Diluted, excluding selected items(2)(3)	$0.03	$0.42	$0.03	$0.11	$1.00

(1)	The tax impact for the three months ended March 31, 2024, and 2023, is represented using estimated tax rates of 35.2% and 20.7%, respectively. The tax impact for the nine months ended March 31, 2024, and 2023, is represented using estimated tax rates of 29.2% and 21.8%, respectively.
(2)	Net income (loss) and earnings per share excluding selected items are non-GAAP financial measures presented as supplemental financial measures to enable a user of the financial information to understand the impact of these items on reported results. These financial measures should not be considered an alternative to net income (loss), operating income (loss), cash flows provided by (used in) operating activities, or any other measure of financial performance or liquidity presented in accordance with U.S. GAAP. Our Adjusted Net Income (Loss) and earnings per share may not be comparable to similarly titled measures of another company because all companies may not calculate Adjusted Net Income (Loss) and earnings per share in the same manner.
(3)	The impact of selected items for the three months ended March 31, 2024, and 2023 was calculated based upon weighted average diluted shares of 32.9 million and 33.2 million, respectively, due to the net income (loss), excluding selected items. The impact of selected items for the three months ended December 31, 2023, was calculated based upon weighted average diluted shares of 32.9 million due to the net income (loss), excluding selected items. The impact of selected items for the nine months ended March 31, 2024, and 2023 was calculated based upon weighted average diluted shares of 32.9 million and 33.3 million, respectively, due to the net income (loss), excluding selected items.

Evolution Petroleum Corporation

Supplemental Information on Oil and Natural Gas Operations (Unaudited)

(In thousands, except per unit and per BOE amounts)

	Three Months Ended			Nine Months Ended
	March 31,		December 31,	March 31,
	2024	2023	2023	2024	2023
Revenues:
Crude oil	$14,538	$11,799	$11,759	$38,913	$40,062
Natural gas	5,860	21,598	6,531	17,943	58,816
Natural gas liquids	2,627	3,470	2,734	7,794	11,462
Total revenues	$23,025	$36,867	$21,024	$64,650	$110,340

Lease operating costs:
CO2 costs	$1,035	$1,821	$1,628	$4,241	$6,027
Ad valorem and production taxes	1,458	1,642	1,272	4,008	7,001
Other lease operating costs	10,131	10,107	9,458	28,616	34,699
Total lease operating costs	$12,624	$13,570	$12,358	$36,865	$47,727

Depletion of full cost proved oil and natural gas properties	$5,532	$3,098	$4,238	$13,680	$9,598

Production:
Crude oil (MBBL)	199	167	159	519	501
Natural gas (MMCF)	2,115	2,204	1,951	6,091	7,065
Natural gas liquids (MBBL)	104	104	96	295	325
Equivalent (MBOE)(1)	656	638	580	1,829	2,004
Average daily production (BOEPD)(1)	7,209	7,089	6,304	6,651	7,314

Average price per unit(2):
Crude oil (BBL)	$73.06	$70.65	$73.96	$74.98	$79.96
Natural gas (MCF)	2.77	9.80	3.35	2.95	8.32
Natural Gas Liquids (BBL)	25.26	33.37	28.48	26.42	35.27
Equivalent (BOE)(1)	$35.10	$57.79	$36.25	$35.35	$55.06

Average cost per unit:
CO2 costs	$1.58	$2.85	$2.81	$2.32	$3.01
Ad valorem and production taxes	2.22	2.57	2.19	2.19	3.49
Other lease operating costs	15.44	15.84	16.31	15.65	17.31
Total lease operating costs	$19.24	$21.26	$21.31	$20.16	$23.81

Depletion of full cost proved oil and natural gas properties	$8.43	$4.86	$7.31	$7.48	$4.79

CO2 costs per MCF	$0.92	$0.92	$0.97	$0.97	$1.01
CO2 volumes (MMCF per day, gross)	52.1	91.7	76.4	67.0	90.8

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.
(2)	Amounts exclude the impact of cash paid or received on the settlement of derivative contracts since we did not elect to apply hedge accounting.

Evolution Petroleum Corporation

Summary of Production Volumes and Average Sales Price (Unaudited)

	Three Months Ended
	March 31,				December 31,
	2024		2023		2023
	Volume	Price	Volume	Price	Volume	Price
Production:
Crude oil (MBBL)
SCOOP/STACK	30	$78.71	—	$—	—	$—
Chaveroo Field	15	76.39	—	—	—	—
Jonah Field	8	72.25	9	80.17	8	80.25
Williston Basin	35	70.29	39	73.32	35	71.71
Barnett Shale	3	73.05	2	73.40	2	76.77
Hamilton Dome Field	35	61.21	36	55.40	36	62.03
Delhi Field	73	77.08	80	75.23	78	79.02
Other	—	—	1	80.76	—	—
Total	199	$73.06	167	$70.65	159	$73.96
Natural gas (MMCF)
SCOOP/STACK	214	$2.11	—	$—	—	$—
Chaveroo Field	7	2.29	—	—	—	—
Jonah Field	843	3.94	886	20.31	883	$4.87
Williston Basin	20	1.36	29	3.30	14	1.91
Barnett Shale	1,031	1.98	1,289	2.73	1,054	2.10
Other	—	—	—	—	—	—
Total	2,115	$2.77	2,204	$9.80	1,951	$3.35
Natural gas liquids (MBBL)					21,440	3,573.26
SCOOP/STACK	10	$25.14	—	$—	—	$—
Chaveroo Field	1	22.86	—	—	—	—
Jonah Field	9	31.93	9	33.22	10	25.88
Williston Basin	4	23.96	7	25.54	4	20.41
Barnett Shale	59	22.85	67	33.30	60	30.07
Delhi Field	20	30.48	21	38.09	22	26.90
Other	1	25.87	—	—	—	—
Total	104	$25.26	104	$33.37	96	$28.48
					1,055
Equivalent (MBOE)(1)
SCOOP/STACK	76	$40.56	—	$—	—	$—
Chaveroo Field	17	68.40	—	—	—	—
Jonah Field	158	26.72	166	114.97	165	31.60
Williston Basin	42	61.15	51	62.01	41	63.22
Barnett Shale	234	15.41	284	20.80	238	17.61
Hamilton Dome Field	35	61.21	36	55.40	36	62.03
Delhi Field	93	67.21	100	67.62	100	67.63
Other	1	25.87	1	80.76	—	—
Total	656	$35.10	638	$57.79	580	$36.25

Average daily production (BOEPD)(1)
SCOOP/STACK	835		—		—
Chaveroo Field	187		—		—
Jonah Field	1,736		1,844		1,793
Williston Basin	462		567		446
Barnett Shale	2,571		3,156		2,587
Hamilton Dome Field	385		400		391
Delhi Field	1,022		1,111		1,087
Other	11		11		—
Total	7,209		7,089		6,304

(1)	Equivalent oil reserves are defined as six MCF of natural gas and 42 gallons of NGLs to one barrel of oil conversion ratio, which reflects energy equivalence and not price equivalence. Natural gas prices per MCF and NGL prices per barrel often differ significantly from the equivalent amount of oil.

Evolution Petroleum Corporation

Summary of Average Production Costs (Unaudited)

	Three Months Ended
	March 31,				December 31,
	2024		2023		2023
	Amount	Price	Amount	Price	Amount	Price
Production costs (in thousands, except per BOE):
Lease operating costs
SCOOP/STACK	$619	$8.18	$—	$—	$—	$—
Chaveroo Field	161	9.12	—	—	—	—
Jonah Field	2,313	14.63	4,227	25.59	2,392	14.45
Williston Basin	1,413	33.69	1,636	32.40	1,205	28.74
Barnett Shale	3,767	16.07	2,806	9.88	3,883	16.31
Hamilton Dome Field	1,566	45.34	1,351	37.11	1,404	39.43
Delhi Field	2,785	30.19	3,550	35.42	3,474	35.00
Total	$12,624	$19.24	$13,570	$21.26	$12,358	$21.31